As filed with the Securities and Exchange Commission on May 15, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Synergy CHC Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada	2833	99-0379440
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

770 Roosevelt Trail STE 8 #1016

N. Windham, Maine 04062
(207) 321-2350

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Jack Ross
Chief Executive Officer
c/o Synergy CHC Corp.
770 Roosevelt Trail STE 8 #1016

N. Windham, Maine 04062

(207) 321-2350

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. David Mannheim
Michael K. Bradshaw, Jr.
Nelson Mullins Riley & Scarborough LLP
301 Hillsborough Street, Suite 1400
Raleigh, NC 27603
(919) 329-3800

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities. Neither we nor the selling stockholder are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 15, 2026

101,710,000 Shares of Common Stock

Synergy CHC Corp.

This prospectus relates to the resale from time to time of up to 101,710,000 shares of common stock, par value $0.00001 (the “common stock”), of Synergy CHC Corp., a Nevada corporation (the “Company,” “we,” “our,” and “us”), by Hudson Global Ventures, LLC (the “Selling Stockholder”). The 101,710,000 shares of common stock registered under the registration statement of which this prospectus forms a part (the “Registration Statement”) consists of (i) 100,000,000 shares of common stock (the “ELOC Shares”) issued to the Selling Stockholder as a result of the Company directing the Selling Stockholder to purchase such shares from time to time pursuant to an Equity Purchase Agreement dated May 8, 2026 (the “ELOC Purchase Agreement”), (ii) 1,540,000 shares of common stock (the “Warrant Shares”) issuable upon the exercise of a warrant (the “Warrant”) issued to the Selling Stockholder as a commitment fee upon the execution of the ELOC Purchase Agreement, and (iii) shares of common stock previously issued to the Selling Stockholder in connection with the consulting agreements between Selling Stockholder and the Company (the “Existing Shares”). See the section of this prospectus entitled “The ELOC Purchase Agreement” for a description of the terms and conditions of the ELOC Purchase Agreement, including the Warrant Shares and the Warrant.

The Selling Stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholder. However, we may receive up to $36,000,000 in aggregate gross proceeds under the ELOC Purchase Agreement. We provide more information about how the Selling Stockholder may sell its shares of common stock in the section of this prospectus entitled “Plan of Distribution.”

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the resale of its shares of common stock hereunder.

We will pay the expenses incurred in registering the common stock described in this prospectus, including legal and accounting fees. To the extent the Selling Stockholder decides to sell its shares of common stock, we will not control or determine the price at which the shares are sold.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SNYR”. The last reported sale price of our common stock on Nasdaq on May 13, 2026, was $0.30 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are a “smaller reporting company” as defined in the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being a Smaller Reporting Company”.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholder may, from time to time, offer and sell or otherwise dispose of the shares of our common stock described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the shares of our common stock offered by it.

We may also file a prospectus supplement or post-effective amendment to the Registration Statement that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. The Registration Statement includes exhibits that provide more detail regarding the matters discussed in this prospectus. You should read this prospectus, any post-effective amendment, and any applicable prospectus supplement and the related exhibits filed with the SEC before making your investment decision. The Registration Statement and the exhibits can be obtained from the SEC, as indicated under the section entitled “Where You Can Find More Information.”

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information By Reference” before deciding to invest in our securities.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement or post-effective amendment. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus and the information contained in any prospectus supplement or post-effective amendment is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise any information in this prospectus, any prospectus supplement or any post-effective amendment, whether as a result of new information, future events or otherwise.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Trademarks

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus and the information incorporated by reference herein may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus or information incorporated by reference herein is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus or in the information incorporated by reference herein may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

Market and Industry Data

Unless otherwise indicated, information contained and incorporated by reference in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions we made upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained or incorporated by reference in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference into this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus and the documents incorporated by reference into this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus and under similar headings in the documents incorporated by reference into this prospectus, which include, but are not limited to, risks related to the following:

●	our ability to compete in our industry, including against competitors that have significantly greater financial, technical and marketing resources than we do;

●	our ability to respond to customer preferences and successfully develop new and innovative products in a timely manner and effectively manage the introduction of new or enhanced products;

●	risks related to a loss of, or material cancellation, reduction, or delay in purchases by, one or more of our largest customers;

●	our outside suppliers and manufacturers failing to supply products in sufficient quantities and in a timely fashion;

●	our ability to execute on our strategic initiatives (including acquisitions);

●	our ability to maintain the reputation of our brands;

●	the risks related to consumers’ perception of the safety and quality of our products as well as similar products distributed by other companies in our industry;

●	the risks related to third parties asserting intellectual property infringement claims against us;

●	the risks related to our planned expansion into additional international markets;

●	the risks related to adverse economic conditions;

●	the risks related to catastrophic events;

●	our ability to retain key personnel, manage our business effectively, and continue to grow;

●	the impact of numerous laws and regulations that apply to the manufacture and sale of nutritional supplements, and compliance with these laws and regulations, as they currently exist or as modified in the future, on us and our suppliers;

●	the risks related to product recalls;

●	the risks related to product liability claims and litigation to prosecute such claims; and

●	the other factors described in “Risk Factors.”

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus and the documents incorporated by reference into this prospectus.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus and in the documents incorporated by reference into this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus and the documents incorporated by reference into this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere or incorporated by reference in this prospectus and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference in this prospectus, before making an investment decision. Some of the statements included in this prospectus and the information incorporated by reference herein constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated in this prospectus, “Synergy CHC,” “we,” “us” and “our” refer to Synergy CHC Corp. and, where appropriate, its subsidiaries.

Our Company

We are a provider of consumer health care, beauty, and lifestyle products. Our current brand portfolio consists of two marquee brands, FOCUSfactor, a clinically-tested brain health supplement (this study was performed independently and is not related to any U.S. Food and Drug Administration (“FDA”) -approved investigational new drug (IND) application) that has been shown to improve memory, concentration and focus, and Flat Tummy, a lifestyle and wellness brand that provides a suite of nutritional products to help women achieve their nutrition and weight management goals. Collectively, these brands are referred to as nutraceuticals. Our products are sold through some of the nation’s leading club, mass drug, and other retailers such as Costco, Amazon.com, Walmart, Walgreens, BJ’s, and The Vitamin Shoppe. Additionally, we have expanded into Canada and Mexico.

We built our brand portfolio through strategic acquisitions. We acquired the FOCUSfactor brand in January 2015 for cash consideration of $6.0 million, including earnout. In November 2015, we acquired our second marquee brand, Flat Tummy, for AUD 10.0 million (approximately $7.0 million), using a mix of cash and stock. Our capital structure following the acquisitions of our key brands in 2015 has been highly levered, and our focus has been on paying our debt and, as a result, we do not have the resources to grow our business. We have grown our FOCUSfactor brand from 3 SKUs at acquisition to over 34 SKUs, and our Flat Tummy Brand from 1 SKU to 13 SKUs. We use the term SKU, or stock-keeping unit, to refer to a product with a unique UPC (Universal Product Code), which is the barcode used to identify products.

We intend to accelerate the growth of both our FOCUSfactor supplements and FOCUSfactor energy Ready To Drink (RTD) products. Our asset-light business model, in which we partner with third-party manufacturers to produce our brand offerings, allows us to scale quickly and profitably while satisfying growing demand.

For the year ended December 31, 2025, our revenue, net income and EBITDA were $30.4 million, $(12.3) million and $(6.2) million, respectively, as compared to $34.8 million, $2.1 million and $6.5 million for the prior year. The EBITDA decrease in 2025 was due to the decrease in net income due to many one-time items, which reduced net income, including a reserve of bad debt of $6.7 million and write-off of inventory of $0.9 million. At December 31, 2024 we had a working capital deficit of $1.1 million. At December 31, 2025 we had a working capital surplus of $1.8 million. For reconciliation of EBITDA to net income (loss) see “— Non-GAAP Financial Measures” below.

Our Brands

Our flagship brand, FOCUSfactor, is a brain health nutritional supplement with over 25 years of history and a clinically-tested formula (this study was performed independently and is not related to any FDA-approved IND application) comprised of a proprietary blend of key brain supporting ingredients along with vitamins, minerals, and other nutrients. We believe FOCUSfactor is the only product in its category whose entire formula has been shown to support memory, concentration and focus. Our FOCUSfactor brand consists of over 34 SKUs and is sold primarily through leading retailers in the United States, including Costco, Amazon.com, Walmart, Walgreens, BJ’s, and The Vitamin Shoppe, in addition to selling direct to consumer through the FOCUSfactor website. Across three of our key partners, we have increased the number of SKUs sold through the retailer from the single SKU available at the beginning of our relationships in 2015 and 2016. In addition, we have increased our presence in retail locations for these key partners, resulting in a significant increase in points of distribution, defined as the number of SKUs multiplied by the number of retail locations for each retailer. We have also expanded the brand internationally into Canada (2020) and Mexico (2025).

FOCUSfactor has expanded into the beverage market with its focus plus energy RTD. According to Zion Research in January 2024, the global beverage market is large ($176 billion in 2022) and growing (projected 8.6% CAGR covering eight years from 2022 through 2030) with an expanding range of functional benefits such as energy, hydration, cognition/focus, weight loss, gut health and immunity. Examples such as Celsius and Beyond Raw offer dual-benefit products that deliver fat burning plus energy while C4 Smart Energy and FocusAid deliver focus plus energy. Additionally, consumers are looking for not only refreshing drinks but health perks such as zero sugar and low-calorie drinks. This consumer shift in preferences towards more functional benefits can be seen in the evolution of the energy RTD category where originally competitors like Red Bull and Monster delivered conventional energy, then the category offered more performance energy products with added vitamins and amino acids in products such as Reign and C4 Performance to products with more natural energy characteristics and then to the dual-benefit energy products that we see today.

FOCUSfactor is well-positioned to capitalize on the evolving energy RTD category (U.S. sales of $19.2 billion in 2023 and a CAGR of 6.3% from 2018 to 2023, according to Euromonitor in December 2023) with its new focus plus energy RTD. We believe this represents a major growth opportunity, with our dual-benefit RTD formula offering both focus and energy behind a 24+ year brand with strong heritage and awareness in the area of brain health. The FOCUSfactor brand name clearly communicates the differentiation benefit of adding focus to energy. The FOCUSfactor formula does not have to rely as heavily on caffeine as other brands such as Celsius, Bang, Reign and C4, as its formula is a balanced blend of vitamins, cognitive nutrients and caffeine all in a zero sugar, low calorie, great-tasting drink. The brand also delivers a significant value relative to many competitors. Additionally, FOCUSfactor has long-term relationships with large retailers where it has an established presence, which will assist in market penetration for its RTD products. FOCUSfactor is looking to attract both existing consumers of supplement products (typically customers over age 50) to RTDs as well as a younger demographic (aged 18-49).

FOCUSfactor has successfully demonstrated the ability to leverage its existing retailer relationships to expand its RTDs. From March 2023 through August 2023, FOCUSfactor conducted a five-month trial of its RTD products in 44 clubs of a warehouse club retailer throughout Texas with sales ranging from $550 per club per week to $2,382 per club per week. From April 2024 through July 2024, a second pilot was successfully completed at a major Canadian club retailer throughout Canada with results ranging from C$378 per club per week to C$2,206 per club per week.

Our second marquee brand, Flat Tummy, consists of a range of lifestyle and wellness products and accessories including tea, shakes, lollipops, supplements, apparel, and exercise accessories. We also provide a Flat Tummy mobile app, which, as of December 31, 2025, had approximately 2.0 million unique downloads and is intended as a tool to promote the Flat Tummy lifestyle centered around general wellness and health. Our Flat Tummy brand consists of 13 SKUs and is sold direct to consumer through the Flat Tummy website and application, as well as through Amazon.com, Target.com and iherb.com.

We also own six additional, non-core brands. While we may elect to promote these brands and commercialize their products in the future, we have prioritized our key brands, FOCUSfactor and Flat Tummy, and management is focused on the growth of these core products.

Our net revenues by brand for the year ended December 31, 2025 are below:

In the United States, the U.S. Food and Drug Administration (the “FDA”) has regulatory oversight over our FOCUSfactor and Flat Tummy products. However, no formal FDA approval or registration is required because our products are classified as dietary supplements (most FOCUSfactor products and some Flat Tummy products) or foods (some FOCUSfactor and Flat Tummy products).

In Canada, Health Canada (“HC”) has oversight over our FOCUSfactor and Flat Tummy products. Our FOCUSfactor and Flat Tummy products are considered natural health products by HC so they each have a natural product number that was assigned by HC upon its review and approval.

In Australia, FOCUSfactor products are “Listed Medicines” that are regulated by the Therapeutic Goods Administration (“TGA”) and require an AUST L (Australia Listed Medicine) number, which has been received for some SKUs. Flat Tummy products are classified as either Listed Medicines or meal replacements. Listed Medicines are regulated by the TGA while meal replacements are regulated under the Australia New Zealand Food Standards Code.

Our Competitive Strengths

We believe that we have attributes that differentiate us from our competitors and provide us with significant competitive advantages. Our key competitive strengths include:

Well-Positioned in Growing Categories Driven by Favorable Consumer Trends

An increased focus on health, beauty and wellness by consumers has served as a tailwind for our brands. The nutritional supplement market has experienced significant growth across a range of areas including immune health, brain health, heart health, sleep/stress, and overall nutrition and wellness as a result of an aging population, increased obesity, pandemic concerns and a desire for more natural solutions and treatments over prescription medication. We believe that we are well positioned to benefit from these favorable trends. The brain health segment is slated to grow at 8% per year in the United States and 13% per year globally through 2030, according to Grand View Research. We believe our focus on lifestyle products has also benefited from the growth and prevalence of social media.

Results Backed by Independent Study for FOCUSfactor

We believe the FOCUSfactor brand is strengthened by an independent clinical study to support the product claims for improved memory, concentration, and focus. FOCUSfactor has been tested in a single-center, randomized, double-blind, placebo-controlled, parallel group study to evaluate its effect on memory, concentration, and focus in healthy adults. The study was not a clinical trial conducted pursuant to an FDA-approved IND application, and the FDA has not reviewed this study or evaluated these performance claims.

In this study, FOCUSfactor was tested on its entire 52-ingredient formulation rather than testing one or two ingredients within a formulation. FOCUSfactor was shown to provide a 44% increase in recall memory (an increase of 6.5 words compared to 4.5 words for the placebo group) after six weeks of use versus placebo. This differentiates FOCUSfactor from other brain-health supplements and is a prime reason why FOCUSfactor has been placed in premier retailers. This controlled study was conducted in healthy male and female subjects between the ages of 18 and 65 who were randomized in a control group and a placebo group. Subjects were compensated for their participation. See the section entitled “Business — FOCUSfactor Study” in the documents incorporated by reference into this prospectus for additional information.

Experienced Management Team with Proven Track Record of Value Creation

Our executive team has a combined 90 years of experience in consumer marketing and distribution and has been instrumental in acquiring and building our core brands. Management has exercised strong financial discipline in its acquisition strategy, with a focus on acquiring brands at attractive valuations. For example, we acquired FOCUSfactor for approximately 3x trailing EBITDA. For the year ended December 31, 2025 and year ended December 31, 2024, FOCUSfactor generated net revenue of $27.8 million and $30.7 million, respectively. Management’s philosophy is to acquire promising brands that fit within our health, beauty and lifestyle offerings, and apply our marketing and distribution strategies to develop brands to their full potential. We believe we are adept at identifying promising opportunities that build out and complement our core brand portfolio.

Premier Retail Partners

Our premier retail partners include Costco, Amazon.com, Walmart, Walgreens, BJ’s, and The Vitamin Shoppe and others. We sell products to these partners under their standard arrangements, which do not include a term or duration as sales under each vendor agreement are generally made on a purchase order basis. Our partners provide a platform to expand the breadth of our current offerings through product line extensions and new product innovation. We continue to introduce new SKUs to our current retail partners, such as the addition of FOCUSfactor RTDs and vision products to these retail partners and other channels. Additionally, the international footprint of certain of our various retail partners facilitates our geographic expansion plans.

Scalable and Flexible Asset-Light Model to Support Growth

Our focus is on brand management, marketing, product development and distribution, and we utilize contract manufacturing partners in order to produce our various brand offerings. The use of third-party manufacturing partners allows us to scale quickly, as we ensure that our partners have sufficient capacity to meet our demand needs. We also maintain multiple relationships with different contract manufacturers, ensuring diversification of our manufacturing base and reducing the likelihood of supply bottlenecks or deficits that could potentially slow our growth.

Our Growth Strategy

We intend to drive growth and increased profitability in our business through these key elements of our strategy:

Broaden Media Advertising Strategy

We have experienced significant acceleration in sales growth for the FOCUSfactor brand as a result of our television advertising in prior years. We launched a national advertising campaign in August 2020, which aired on major news and entertainment networks such as Fox News, CNN, MSNBC, TLC, and TNT, targeting adults 45 years of age and older. We anticipate a coordinated expansion of our advertising strategy during 2026, as we focus on pushing additional SKUs within our retail sales partner network to continue to build brand awareness and increase reach for FOCUSfactor. We also plan to continue to invest in online marketing to promote all of our brands, including social media and influencer driven marketing. We have also experienced significant growth through our increased distribution, which we continue to drive forward.

Acquire Brands which Complement Our Existing Portfolio

We will continue to evaluate acquisition opportunities that we believe fit well within our brand portfolio and create value for our stockholders, such as further retail expansion in nutraceuticals and market expansion in health and beauty. In spite of historical capital constraints, our opportunistic approach to acquisitions has resulted in a successful track record of identifying promising targets that align with our overall brand strategy in the health, beauty and lifestyle segments.

Partner with Additional Leading Retailers to Expand the Reach of Our Products

Based on the success of our products with our established leading retail partners, we believe that we are well positioned to add new retailers that will enhance our distribution footprint. We believe we have expansion opportunities with food retailers, including those focused on health foods.

Diversify Our Geographic Presence through Entry into New Markets

We seek to accelerate our sales growth by expanding and further diversifying our geographic footprint. For the year ended December 31, 2025, substantially all of our revenue was generated within North America. Our goal is to increase our revenues generated from new markets. As we target new international markets, our strategy is to develop highly competitive and differentiated products that are produced in-country for ease of entry, with support from our regulatory group and an in-country regulatory consultant to help expedite the approval process. We entered the Mexico market in the fourth quarter of 2025 and plan to enter Taiwan and Asia in 2026, initially with FOCUSfactor, followed by Flat Tummy. We then plan to expand our brands into Australia (where we have Therapeutic Goods Administration (“TGA”) approval for our FOCUSfactor products). In addition, we are developing our marketing plans in compliance with applicable law and are initiating retailer meetings as we seek to gain distribution across these new retail markets.

Use Innovative Strategies to Boost Consumer Engagement

We have made investments in promoting an app for Flat Tummy and view this as a key aspect of growing our customer base and maintaining high levels of engagement. We have also focused on developing our social media presence, in particular through Instagram, in order to foster and grow our relationship with customers. Our brands appeal to both specific consumer needs as well as lifestyle choices and we seek to deepen our understanding of our customers and boost recognition of our brands through increased engagement.

Continue to Develop and Expand Our Current Brands

Our plan is to further develop and expand our brands by reaching a broader set of customers through advertising and product expansion. More specifically, we look to develop new products for our brands to satisfy the various customer segment opportunities (i.e., baby boomers, millennials, etc.) and satisfy various consumer needs as they relate to new and improved formulations, expanded and improved product benefits, alternative delivery formats and sizes. As we increase the product line-up behind our brands, we leverage our current retail distribution network by expanding our presence as well as adding incremental distribution with new retail partners. With a broader brand presence, we believe our advertising becomes even more efficient at driving sales velocity.

This is evidenced by our expanded FOCUSfactor product line, including focus and energy RTD and liquid shots that are marketed to a younger adult audience. In 2023, we successfully launched an RTD pilot program in the United States through a major retailer. Additionally, in the second quarter of 2024, we launched three core FOCUSfactor focus and energy RTD products in Canada. In the first quarter of 2025, we introduced new complementary products to the Flat Tummy line-up, including new protein shakes, GLP-1 support products and pre-workout powders. In the fourth quarter of 2025, we introduced FOCUSfactor to Mexico.

Marketing and Sales

Our targeted, consumer-driven marketing strategy has been key to building our brands and driving revenue growth. We manage dedicated marketing strategies for each of our brands in order to build deep connections with our customers.

FOCUSfactor.    Our marketing strategy for FOCUSfactor is primarily focused on increased distribution and advertising campaigns that appeal to the demographics of our wellness focused customer base. For the year ended December 31, 2025, FOCUSfactor net revenue decreased 10% year-over-year, to $27.8 million, primarily due to the rebranding and packaging upgrade we undertook. As our flagship brand, FOCUSfactor accounted for 92% of our net revenue in the year ended December 31, 2025, compared with 88% in the year ended December 31, 2024.

Flat Tummy.    We employ a primarily online and social media driven strategy for our Flat Tummy brand. The brand is focused primarily on women. We employ campaigns to reach our core target segments through a mix of traditional online advertising as well as influencer-based marketing. For the year ended December 31, 2025, Flat Tummy accounted for 8% of our net revenue, compared with 12% of our net revenue in the year ended December 31, 2024.

Competition

The U.S. nutritional supplements retail industry is a large and highly fragmented industry with few barriers to entry. We compete against other domestic and international manufacturers, specialty retailers, mass merchants, multi-level marketing organizations, mail-order and direct-to-consumer companies, and e-commerce companies. This market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do, and may be able to adapt to changes in consumer preferences more quickly, devote greater resources to the marketing and sale of their products, or generate greater brand recognition. In addition, our competitors may be more effective and efficient in introducing new products.

Although there are many competing products on the market across our product categories, we believe that the FOCUSfactor brand is strengthened by an independent study to support its claim of improving memory, concentration and focus. FOCUSfactor’s competitors include a wide range of products, from targeted brain-enhancement supplements to indirect competitors such as energy drinks that claim to improve concentration. Our Flat Tummy brand competes in well-established segments with a diverse range of competition both domestically and internationally.

Non-GAAP Financial Measures

We currently focus on EBITDA to evaluate our business relationships and our resulting operating performance and financial position. EBITDA is defined as net income plus interest expense, income tax expense, depreciation and amortization.

We believe that EBITDA, viewed in addition to, and not in lieu of, our reported results in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), provides useful information to investors.

	Year Ended December 31, 2025	Year Ended December 31, 2024
Net income	$(12,341,208)	$2,124,976
Interest income	(15,065)	(1,523)
Interest expense	5,919,742	4,105,198
Income tax expense	117,471	102,085
Depreciation and amortization	133,334	133,334
EBITDA	$(6,185,726)	$6,464,070

EBITDA is considered a non-GAAP financial measure. EBITDA represents earnings before interest, taxes, depreciation and amortization. Our definition of EBITDA might not be comparable to similarly titled measures reported by other companies.

Summary Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the section titled “Risk Factors” following this prospectus summary and under similar headings in the documents incorporated by reference into this prospectus. These risks include, but are not limited to, the following:

●	We operate in a highly competitive industry and our failure to compete effectively could materially and adversely affect our sales and growth prospects;

●	Our failure to appropriately respond to changing consumer preferences and demand for new products or product enhancements could significantly harm our relationship with customers and our product sales, as well as our financial condition and operating results;

●	Our sales growth is dependent upon maintaining our relationships with a small number of existing large customers, and the loss of any one such customer could materially adversely affect our business and financial performance;

●	If our outside suppliers and manufacturers fail to supply products in sufficient quantities and in a timely fashion, our business could suffer;

●	Adverse or negative publicity could cause our business to suffer;

●	We continue to explore new strategic initiatives, but we may not be able to successfully execute on, or realize the expected benefits from, the implementation of our strategic initiatives, and our pursuit of new strategic initiatives may pose significant costs and risks;

●	The nutritional supplement industry increasingly relies on intellectual property rights and although we seek to ensure that we do not infringe the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us;

●	We plan to expand into additional international markets, which will expose us to significant operational risks;

●	We may experience product recalls, withdrawals or seizures, which could materially and adversely affect our business, financial condition and results of operations;

●	We and our suppliers are subject to numerous laws and regulations that apply to the manufacturing and sale of nutritional supplements, and compliance with these laws and regulations, as they currently exist or as modified in the future, may increase our costs, limit or eliminate our ability to sell certain products, subject us or our suppliers to the risk of enforcement action or litigation, or otherwise adversely affect our business, results of operations and financial condition; and

●	The other factors described in “Risk Factors.”

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Corporate Information

We were organized as a corporation under the laws of the State of Nevada on December 29, 2010 under the name “Oro Capital Corporation.” In April 2014, Synergy Strips Corp., a Delaware corporation, became our wholly-owned subsidiary, and we changed our name from “Oro Capital Corporation” to “Synergy Strips Corp.” In August 2015, we changed our name to “Synergy CHC Corp.” In January 2019, our other U.S. subsidiaries, Neuragen Corp., Sneaky Vaunt Corp., The Queen Pegasus Corp. and Breakthrough Products Inc., merged with and into the Company. Synergy is the sole owner of four subsidiaries: NomadChoice Pty Ltd., Hand MD Corp., Synergy CHC Inc. and Synergy CHC Mexico, and the results have been consolidated in these statements. Synergy CHC Mexico was incorporated during May 2025 for the purposes of expanding into Mexico.

We completed our initial public offering on October 24, 2024, and became subject to the information and reporting requirements of the Exchange Act. We file periodic reports, proxy statements and other information with the SEC.

The address of our principal executive offices is currently 770 Roosevelt Trail STE 8 #1016, N. Windham, Maine 04062 and our phone number is (207) 321-2350. Our website is www.synergychc.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

The Offering

Securities Offered by Selling Stockholder	●	up to 100,000,000 ELOC Shares;
	●	up to 1,540,000 Warrant Shares; and

	●	170,000 Existing Shares.

Shares of common stock outstanding prior to this offering	14,899,883 shares.

Common stock to be outstanding after this offering	116,439,883 shares assuming the sale of all of the ELOC Shares and Warrant Shares registered under the Registration Statement. The actual number of shares issued will vary depending on the sales prices in this offering, but will not be greater than 2,978,486 shares (including the Warrant Shares), representing 19.99% of the shares of our common stock outstanding on the date of the ELOC Purchase Agreement (the “Exchange Cap”), unless we first obtain stockholder approval to issue shares in excess of such amount under the ELOC Purchase Agreement.

Terms of the Offering	The Selling Stockholder and any of their pledgees, assignees and successors-in-interest will determine when and how they sell the shares offered in this prospectus and may, from time to time, sell any or all of their shares of common stock covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions. These sales may be at fixed or negotiated prices. For more information, see the section of this prospectus entitled “Plan of Distribution” beginning on page 16.

Use of Proceeds	The Selling Stockholder will receive all of the proceeds from the sale of the shares of common stock offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares of common stock by the Selling Stockholder.

We may receive up to $36,000,000 in aggregate gross proceeds under the ELOC Purchase Agreement in connection with sales of our shares of common stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time pursuant to the ELOC Purchase Agreement after the date of this prospectus. We intend to use the proceeds from the sale of our shares of common stock to the Selling Stockholder for general corporate purposes. Our management will have broad discretion over the use of proceeds from the sale of our shares of common stock under the ELOC Purchase Agreement.

For more information, see the section of this prospectus entitled “Use of Proceeds” beginning on page 10.

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page 9 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Capital Market Symbol	SNYR

Transfer Agent and Registrar	VStock Transfer, LLC

As of May 14, 2026, 15,079,956 shares of our common stock were issued and 14,899,883 shares were outstanding. Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

●	does not reflect 1,540,000 Warrant Shares issuable upon the exercise of the Warrant at an exercise price of $0.01 per share;

●	does not reflect 1,200,000 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $2.38 per share;

●	does not reflect 2,252,102 shares of common stock reserved for future issuance pursuant to the Synergy CHC Corp. 2024 Equity Incentive Plan (the “2024 Equity Incentive Plan”); and

●	does not reflect 3,156,000 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.43 per share.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following discussion of risks and uncertainties affecting us and our securities, together with all of the other information included or incorporated by reference in this prospectus, including the consolidated financial statements and the accompanying notes and matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating an investment in our securities. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The following risk factors apply to the business and operations of the Company and its consolidated subsidiaries. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The risks and uncertainties we discuss in this prospectus and under similar headings in the documents incorporated by reference into this prospectus are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. Past performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. See also the section of this prospectus titled “Where You Can Find More Information.”

The risk factors set forth below supplement the risk factors previously disclosed and should be read together with the risk factors incorporated by reference herein and any additional risk factors that we may include in subsequent periodic filings with the SEC.

Risks Related to this Offering and Our Common Stock

It is not possible to predict the actual number of shares we will issue to the Selling Stockholder.

The purchase price to be paid by the Selling Stockholder for the ELOC Shares will be the lesser of (i) ninety-five percent (95%) of the average of the three lowest traded prices of the Company’s common stock during the five trading days immediately preceding the date of the Put Notice (as defined in the ELOC Purchase Agreement) and (ii) ninety-five percent (95%) of the lowest closing price of the Company’s common stock on any trading day during the three trading days immediately following the Clearing Date (as defined in the ELOC Purchase Agreement). The Company shall, in its sole discretion, select the amount of ELOC Shares requested by the Company in each Put Notice. However, such amount must not be less than $25,000 and may not exceed the lesser of (i) $2,500,000 or (ii) 200% of the average daily trading volume of the common stock during the three trading days immediately before the date of the Put Notice. Accordingly, the number of ELOC Shares issuable pursuant to the ELOC Purchase Agreement cannot be determined at this time and may change over time.

Investors who buy shares at different times will likely pay different prices.

The Selling Stockholder will purchase shares in this offering at different times and, therefore, will likely pay different prices. As such, investors may experience different levels of dilution and different outcomes in their investment results. The Selling Stockholder may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of sales made by us in future transactions to the Selling Stockholder at prices lower than the prices they paid.

The issuance of common stock to the Selling Stockholder may cause substantial dilution to our existing stockholders and the sale of such shares acquired by the Selling Stockholder could cause the price of our common stock to decline.

We are registering for resale by the Selling Stockholder up to 101,710,000 shares of common stock, comprised of (i) 100,000,000 ELOC Shares, (ii) 1,540,000 Warrant Shares and 170,000 Existing Shares. The number of shares of our common stock ultimately offered for resale by the Selling Stockholder under this prospectus is dependent upon the number of ELOC Shares issued. Depending on a variety of factors, including market liquidity of our common stock, the issuance of shares to the Selling Stockholder may cause the trading price of our common stock to decline.

We have not historically paid or declared any dividends on our common stock and do not expect to pay or declare cash dividends in the future on a regular basis, if at all.

We have not historically paid or declared any dividends on our common stock. Any future dividends on our common stock will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, our financial requirements for future operations and growth, and other facts as we may then deem appropriate. As such, the return on your investment, if any, has historically been dependent solely on an increase, if any, in the market value of our common stock.

USE OF PROCEEDS

The Selling Stockholder will receive all of the proceeds of the sale of shares of common stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of common stock that may be sold from time to time pursuant to this prospectus.

We may receive up to $36,000,000 in aggregate gross proceeds under the ELOC Purchase Agreement in connection with sales of our shares of common stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time pursuant to the ELOC Purchase Agreement after the date of this prospectus. As of the date of this prospectus, we cannot currently allocate specific percentages of the proceeds that we may obtain under the ELOC Purchase Agreement to particular uses and we cannot estimate the amount of proceeds that we will actually spend as opposed to retaining for working capital purposes. Therefore, we currently intend to use the net proceeds received under the ELOC Purchase Agreement for working capital and general corporate purposes.

The amounts and timing of our actual expenditures will depend upon numerous factors, including our sales and marketing efforts, demand for our products, our operating costs and the other factors described under and incorporated by reference in “Risk Factors” in this prospectus.

Our expected use of net proceeds from the sale of our shares of common stock under the ELOC Purchase Agreement represents our current intentions based upon our present plans and business condition, which could change in the future as our plans and business conditions evolve. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

●	The existence of other opportunities or the need to take advantage of changes in timing of our existing activities;

●	The need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

●	If strategic opportunities present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

As a result, we cannot predict with any certainty our use of the net proceeds from this offering. Our management will retain broad discretion over the allocation of the net proceeds from this offering. Accordingly, we will have discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds we may receive under the ELOC Purchase Agreement.

SELLING STOCKHOLDER

The Selling Stockholder may from time to time offer and sell any or all of the shares of common stock set forth below pursuant to this prospectus. When we refer to the Selling Stockholder in this prospectus, we refer to the entity listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold the Selling Stockholder’s interest in the shares of common stock after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Selling Stockholder concerning the shares of common stock that may be offered from time to time by the Selling Stockholder pursuant to this prospectus. The Selling Stockholder identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock or other Company securities after the date on which they provided us with information regarding such securities. Moreover, the shares of common stock identified below include only the shares being registered for resale and may not incorporate all shares of common stock or other securities of the Company deemed to be beneficially held by the Selling Stockholder. The number of shares of common stock beneficially owned by the Selling Stockholder is determined under rules promulgated by the SEC.

Any changed or new information given to us by the Selling Stockholder, including regarding the identity of, and the securities held by, the Selling Stockholder, will be set forth in a prospectus supplement or amendments to the Registration Statement, if and when necessary. The Selling Stockholder may sell all, some or none of the shares of common stock in this offering. See the section of this prospectus entitled “Plan of Distribution” for more information.

Other than as described below or elsewhere in this prospectus, the Selling Stockholder does not have any material relationship with us or any of our predecessors or affiliates.

Name and address of Selling Stockholder	Number of Shares Owned Prior to the Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering(1)	Percent of Shares Owned After Offering(1)

Hudson Global Ventures, LLC(2)	170,000	101,710,000	—	—

(1)	Assumes that the Selling Stockholder will sell all of the shares offered by them under this prospectus.

(2)	The principal business address for the Selling Stockholder is 1 Linden Place, Suite 210, Great Neck, NY 11021. Seth Ahdoot and Soheil Ahdoot have voting and dispositive power over the shares owned by the Selling Stockholder.

THE ELOC PURCHASE AGREEMENT

On May 8, 2026, we entered into the ELOC Purchase Agreement with the Selling Stockholder, pursuant to which we have the right, but not the obligation, to direct the Selling Stockholder to purchase up to $36,000,000 in ELOC Shares upon satisfaction of certain terms and conditions contained in the ELOC Purchase Agreement. Such sales of our common stock, if any, will be subject to certain limitations, and may occur from time to time at our sole discretion over the approximately 24-month period commencing on the date of execution of the ELOC Purchase Agreement, provided that the Registration Statement, and any other registration statement the Company may file from time to time covering the resale by the Selling Stockholder of ELOC Shares or Warrant Shares, is declared effective by the SEC and remains effective, and the other conditions set forth in the ELOC Purchase Agreement are satisfied.

The Selling Stockholder has no right to require any sales by us, but the Selling Stockholder is obligated to make purchases at our direction subject to certain conditions. The purchase price per share is determined pursuant to the formula set forth in the ELOC Purchase Agreement and is based on discounted market prices of our common stock. Actual sales of ELOC Shares to the Selling Stockholder from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for us and our operations. The net proceeds that we may receive under the ELOC Purchase Agreement, if any, cannot be determined at this time, since it will depend on the frequency and prices at which we sell ELOC Shares to Selling Stockholder, our ability to meet the conditions of the ELOC Purchase Agreement, and the other limitations, terms and conditions of the ELOC Purchase Agreement and any impacts of the Beneficial Ownership Limitation (defined herein).

The ELOC Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties.

Purchase of ELOC Shares

Under the ELOC Purchase Agreement, after the satisfaction of certain conditions, we have the right to deliver a Put Notice to the Selling Stockholder that directs the Selling Stockholder to purchase an amount of ELOC Shares in an amount totaling at least $25,000 but not exceeding the lesser of (i) $2,500,000 or (ii) 200% of the average daily trading volume of the common stock during the three trading days immediately before the date of the Put Notice.

The purchase price to be paid by the Selling Stockholder for the ELOC Shares included in a Put Notice will be the lesser of (i) ninety-five percent (95%) of the average of the three lowest traded prices of the Company’s common stock during the five trading days immediately preceding the date of the Put Notice (as defined in the ELOC Purchase Agreement) and (ii) ninety-five percent (95%) of the lowest closing price of the Company’s common stock on any trading day during the three trading days immediately following the Clearing Date (as defined in the ELOC Purchase Agreement).

Consideration

As consideration for the Selling Stockholder’s execution and delivery of the ELOC Purchase Agreement, we agreed to issue to the Selling Stockholder the Warrant to purchase 1,540,000 shares of common stock as a commitment fee. We are registering all 1,540,000 Warrant Shares under the Registration Statement. We also agreed to pay $20,000.00 to the Selling Stockholder’s legal counsel for the Selling Stockholder’s expenses relating to the preparation of the ELOC Purchase Agreement.

Conditions to Delivery of Advance Notices

Our ability to deliver Put Notices under the ELOC Purchase Agreement is subject to the satisfaction of certain conditions, including, among other things, the following:

●	The Registration Statement, and any amendment or supplement thereto, must remain effective for the resale by the Selling Stockholder of the ELOC Shares and Warrant Shares at prevailing market prices and (i) neither the Company nor the Selling Stockholder shall have received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so and (ii) there must not be any other suspension of the use of, or withdrawal of the effectiveness of, the Registration Statement or related prospectus.

●	The representations and warranties of the Company must be true and correct in all material respects as of the date of the ELOC Purchase Agreement and as of the date of each closing on ELOC Shares under the ELOC Purchase Agreement (except for representations and warranties specifically made as of a particular date).

●	The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the ELOC Purchase Agreement to be performed, satisfied or complied with by the Company, including but not limited to the delivery of the ELOC Shares in accordance with the ELOC Purchase Agreement.

●	There must not be a statute, rule, regulation, executive order, decree, ruling or injunction that has been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the ELOC Purchase Agreement, or any proceeding that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the ELOC Purchase Agreement.

●	There must not be an event that has had or is reasonably likely to have a material adverse effect on the Company since the date the Company filed its most recent report with the SEC.

●	Trading of the common stock must not have been suspended by the SEC, Nasdaq, or FINRA, or otherwise halted for any reason, and the common stock must not have been delisted from Nasdaq.

●	The number of ELOC Shares to be purchased by the Selling Stockholder, combined with the number of shares of common stock then owned by the Selling Stockholder, must not exceed the Beneficial Ownership Limitation (defined herein).

●	The common stock must not be deemed a “penny stock” as defined in SEC Rule 240.3a51-1.

●	The Company must not know of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective.

●	The issuance of the ELOC Shares must not violate the stockholder approval requirements of Nasdaq.

●	On the date of delivery of each Put Notice, the Selling Stockholder must have received a closing certificate executed by an executive officer of the Company stating that all conditions to such closing have been satisfied as of the date of the certificate.

●	The common stock must be eligible for Deposit Withdrawal at Custodian and not subject to a “DTC chill.”

●	All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act must have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act.

●	The Company must have reserved the Required Minimum (as defined in the ELOC Purchase Agreement) for the Selling Stockholder’s benefit under the ELOC Purchase Agreement and the Company must have satisfied the reserve requirements with respect to all other contracts between the Company and the Selling Stockholder.

●	The lowest traded price of the common stock in the ten (10) trading days immediately preceding the respective Put Date must exceed $0.01 per share.

●	Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors must not have been instituted by or against the Company or any subsidiary of the Company, and the Company must not have knowledge of any event more likely than not to have the effect of causing such a proceeding to arise.

Limitation on Sales

At any given time of any sale by us to the Selling Stockholder, we may not sell, and the Selling Stockholder may not purchase, ELOC Shares that would result in the Selling Stockholder beneficially owning more than the 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable pursuant to a Put Notice (the “Beneficial Ownership Limitation”). Additionally, the Company must obtain stockholder approval to issue an aggregate number of shares of common stock to the Selling Stockholder under the ELOC Purchase Agreement, in excess of the Exchange Cap prior to delivering any Put Notice.

Commitment Fee

As consideration for the Selling Stockholder’s execution and delivery of the ELOC Purchase Agreement, the Company issued to the Selling Stockholder the Warrant for the purchase of 1,540,000 shares of the common stock at an exercise price of $0.01 per share, subject to adjustment. Under the Warrant, the Selling Stockholder may exercise the Warrant during the period commencing on May 8, 2026 and ending on 5:00 p.m. eastern standard time on the date that is five (5) years after May 8, 2026. In addition, the Company will pay up to $20,000.00 to the Selling Stockholder’s legal counsel for the Selling Stockholder’s expenses relating to the preparation of the ELOC Purchase Agreement.

Registration of Shares

In connection with our entry into the ELOC Purchase Agreement we also entered into a registration rights agreement with the Selling Stockholder (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are obligated to file with the SEC a registration statement for the resale by the Selling Stockholder of the ELOC Shares and the Warrant Shares within thirty (30) days of the execution of the ELOC Purchase Agreement, and to file one or more additional registration statements if necessary. The Registration Statement is being filed in order to satisfy our obligations under the ELOC Purchase Agreement and the Registration Rights Agreement related to registering for resale the ELOC Shares and the Warrant Shares.

Once this Registration Statement is declared effective by the SEC, if it becomes necessary for us to issue and sell to the Selling Stockholder a greater number of shares of our common stock than are registered for resale under this Registration Statement, we will be required to file one or more additional registration statements with the SEC to register the resale of such additional shares under the Securities Act. Each such registration statement would need to be declared effective by the SEC before we may elect to sell any additional shares of our common stock to the Selling Stockholder under the ELOC Purchase Agreement.

Termination of the ELOC Purchase Agreement

Unless earlier terminated as provided in the ELOC Purchase Agreement, the ELOC Purchase Agreement will terminate automatically at the end of the Commitment Period. The “Commitment Period” commences on May 8, 2026 and ends on the earliest to occur of: (i) the date on which the Selling Stockholder has purchased ELOC Shares equal to the $36,000,000 maximum commitment amount, (ii) twenty-four (24) months after May 8, 2026, (iii) written notice of termination by the Company to the Selling Stockholder (subject to certain limitations if the Selling Stockholder then holds ELOC Shares), (iv) this Registration Statement is no longer effective after the initial effective date of this Registration Statement, and (v) the occurrence of certain bankruptcy or insolvency-related events.

Limitation on Equity Line of Credit and Variable Rate Transactions

Pursuant to the ELOC Purchase Agreement, until the later of (i) twenty-four (24) months from May 8, 2026 or (ii) the date the ELOC Purchase Agreement is no longer in effect, the Company agreed that it will not, without the prior written consent of the Selling Stockholder, enter into any other “Equity Line of Credit” (which is generally defined as any transaction involving a written agreement between the Company and an investor or underwriter whereby the Company has the right to “put” its securities to such investor or underwriter over an agreed period of time and at an agreed price or price formula).

So long as the ELOC Purchase Agreement remains in effect, the Company also agreed that it will not, without the prior written consent of the Selling Stockholder, enter into any “Variable Rate Transaction” (as defined in the ELOC Purchase Agreement) with any other party, unless the Company first provides the Selling Stockholder with (i) a term sheet detailing the proposed Variable Rate Transaction (including the dollar amount, price and other terms upon which the securities are to be issued, sold or exchanged) and (ii) a three (3) trading day period for the Selling Stockholder to elect to consummate such Variable Rate Transaction with the Company. If the Selling Stockholder elects not to consummate such Variable Rate Transaction with the Company, then the references to “95%” in the definitions of both the Initial Purchase Price and the Market Price under the ELOC Purchase Agreement are automatically amended to “90%”. The ELOC Purchase Agreement also provides that an Equity Line of Credit and an at-the-market offering under the Company’s existing sales agreement are not deemed to be Variable Rate Transactions.

Dilutive Effect

All shares of common stock registered in this offering which have been or may be issued or sold by us to the Selling Stockholder under the ELOC Purchase Agreement are expected to be freely tradable. It is anticipated that the shares of common stock registered in this offering will be sold over a period starting on the date that the Registration Statement is declared effective. The sale by the Selling Stockholder of a significant amount of common stock registered in this offering could cause the market price of our common stock to decline and to be highly volatile. Sales of ELOC Shares to the Selling Stockholder, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the ELOC Shares.

The Selling Stockholder may resell all, some or none of the shares of common stock held by it at any time, or from time to time, in its discretion. Therefore, sales to the Selling Stockholder by us under the ELOC Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of ELOC Shares to the Selling Stockholder, or if investors expect that we will do so, the actual sales of ELOC Shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales to the Selling Stockholder and we are not obligated to submit any Put Notices under the ELOC Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from the Selling Stockholder from the sale of all ELOC Shares that could be issued to the Selling Stockholder under the ELOC Purchase Agreement at varying purchase prices, without giving effect to the Beneficial Ownership Limitation or the Exchange Cap. The presentation of this information is for illustrative purposes only. As noted above, we are not obligated to submit any Put Notices under the ELOC Purchase Agreement.

Assumed Average Purchase Price Per Share(1)		Number of Shares of Registered Common Stock to be Issued if Full Purchase, Without Giving Effect to the Beneficial Ownership Limitation(2)	Percentage of Outstanding Common Stock After Giving Effect to the Issuance to the Selling Stockholder, Without Giving Effect to the Beneficial Ownership Limitation(3)	Proceeds from the Sale of Common Stock to the Selling Stockholder Under the ELOC Purchase Agreement
$0.25		144,000,000	90.62%	$36,000,000
$0.27		133,333,333	89.95%	$36,000,000
$0.29	(4)	124,137,931	89.28%	$36,000,000
$0.31		116,129,032	88.63%	$36,000,000
$0.33		109,090,909	87.98%	$36,000,000

(1)	For the avoidance of any doubt, this price reflects the purchase price after calculation (i.e. after discounts to the market price of our shares) in accordance with the terms of the ELOC Purchase Agreement.

(2)	Represents the number of Warrant Shares issued and the number of ELOC Shares that could potentially be issued to the Selling Stockholder, in the aggregate and rounded up, based on the applicable assumed purchase price per share, without giving effect to the Beneficial Ownership Limitation or the Exchange Cap.

(3)	The denominator is based on 14,899,883 shares of our common stock outstanding as of May 14, 2026, adjusted to include the issuance of the number of shares of common stock set forth in the adjacent column which we would have issued to the Selling Stockholder based on the applicable assumed purchase price per share.

(4)	Represents the last reported sales price of our common stock on May 13, 2026, as reported by Nasdaq, less a five percent (5%) discount and rounded up to the nearest penny.

The ELOC Shares and Warrant Shares will be offered and sold to the Selling Stockholder in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

The foregoing summary of the ELOC Purchase Agreement is qualified in its entirety by reference to the full text of the ELOC Purchase Agreement, which is incorporated by reference as Exhibit 10.25 to the Registration Statement.

PLAN OF DISTRIBUTION

The Selling Stockholder, including its donees, pledgees, transferees or other successors-in-interest selling shares or interests in shares received after the date of this prospectus from the Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may from time to time sell, transfer or otherwise dispose of any or all of the shares of common stock registered under the Registration Statement on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling the shares, unless it is contractually bound not to use such methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell the shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

The Selling Stockholder is, and any broker-dealer or agent that is involved in selling the shares may be deemed to be, an “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock registered under the Registration Statement.

We are required to pay certain fees and expenses incurred by us incident to the registration of these shares of common stock. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have also agreed to keep this prospectus effective until all of the shares of common stock have been sold pursuant to this prospectus. The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Compliance with the Exchange Act, including Regulation M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our certificate of incorporation and amended and restated bylaws, to which you should refer. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the certificate of incorporation and amended and restated bylaws, which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.00001 per share and 1,000,000 shares of undesignated preferred stock, $0.00001 par value. As of May 14, 2026, there were 15,079,956 shares of common stock issued and 14,899,883 shares of common stock outstanding, held by approximately 68 stockholders of record. As of the date of this prospectus, no shares of preferred stock were issued or outstanding. Upon completion of this offering, there will be 116,439,883 shares of common stock outstanding, assuming the sale of all of the ELOC Shares and Warrant Shares registered under the Registration Statement.

Common Stock

Dividend Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our Board of Directors may determine.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of our shares of common stock voted can elect all of the directors then standing for election.

Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Liquidation Rights

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock outstanding at that time after payment of other claims of creditors.

Preferred Stock

Our articles of incorporation provide that our Board of Directors is authorized to issue shares of preferred stock from time to time in one or more series. Our Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board of Directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Anti-Takeover Effects of Certain Provisions of Nevada Law

Effect of Nevada Anti-takeover Statute. We are subject to Section 78.438 of the Nevada Revised Statutes, an anti-takeover law. In general, Section 78.438 prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of two years following the date that the stockholder became an interested stockholder, unless prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or if after the date that the stockholder becomes an interested stockholder the business combination is approved by the board of directors and by 60% of the voting power of all disinterested stockholders at either an annual or special meeting of the stockholders of the corporation. Section 78.439 provides that business combinations after the two-year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless either approved by the corporation’s directors before the stock acquisition, or by a majority of the disinterested stockholders or unless the price and terms of the transaction meet other criteria set forth in the statute.

Section 78.416 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder or any other corporation which is an affiliate or associate of the interested stockholder;

●	any sale, transfer, pledge or other disposition of the assets of the corporation involving the interested stockholder or any affiliate or associate of the interested stockholder if the assets transferred have a market value equal to 5% or more of all of the assets of the corporation or 5% or more of the value of the outstanding shares of the corporation or represent 10% or more of the earning power of the corporation;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder, with a market value of 5% or more of the value of the outstanding shares of the corporation;

●	the adoption of a plan of liquidation proposed by or under any arrangement with the interested stockholder or any affiliate or associate of the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of voting shares of securities convertible into voting shares of the corporation beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder; or

●	the receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit, except proportionately as a stockholder of the corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 78.423 defines an interested stockholder as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Control Share Acquisitions.    Sections 78.378 through 78.3793 of the Nevada Revised Statutes limit the voting rights of certain acquired shares in a corporation. The provisions apply to any acquisition of outstanding voting securities of a Nevada corporation that has 200 or more stockholders, at least 100 of which are Nevada residents, and conducts business in Nevada (an “issuing corporation”) resulting in ownership of one of the following categories of an issuing corporation’s then outstanding voting securities: (i) twenty percent or more but less than thirty-three percent; (ii) thirty-three percent or more but less than fifty percent; or (iii) fifty percent or more. The securities acquired in such acquisition are denied voting rights unless a majority of the security holders approve the granting of such voting rights. Unless an issuing corporation’s articles of incorporation or bylaws then in effect provide otherwise: (i) voting securities acquired are also redeemable in part or in whole by an issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to an issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person’s securities, and (ii) if outstanding securities and the security holders grant voting rights to such acquiring person, then any security holder who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities. These provisions do not apply to acquisitions made pursuant to the laws of descent and distribution, the enforcement of a judgment, or the satisfaction of a security interest, or made in connection with certain mergers or reorganizations.

Indemnification of Directors and Officers

Neither our articles of incorporation, nor our amended and restated bylaws, prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our amended and restated bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

We have entered into agreements with our officers and directors that provide contractual indemnification in addition to the indemnification provided for in our articles of incorporation and amended and restated bylaws.

We do not currently carry directors’ and officers’ insurance. However, we may in the future purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Listing

Shares of our common stock are listed on the Nasdaq Capital Market under the symbol “SNYR”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer LLC, 18 Lafayette Place, Woodmere, New York 11598.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina.

EXPERTS

The consolidated financial statements of Synergy CHC Corp. as of December 31, 2025 and 2024 and for the years then ended included in this prospectus have been so included in reliance on the reports of RBSM LLP, an independent registered public accounting firm, which are included herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and over the Internet at the SEC’s website at www.sec.gov.

We maintain a website at www.synergychc.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement:

●	Annual Report on Form 10-K for the year ended December 31, 2025 filed on April 1, 2026;

●	Those portions of our Definitive Proxy Statement on Schedule 14A for our 2026 Annual Meeting of Stockholders filed with the SEC on April 30, 2026 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025;

●	Quarterly Report on Form 10-Q for the three months ended March 31, 2026 filed on May 14, 2026;

●	Current Report on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on March 3, 2026, March 25, 2026 and May 11, 2026; and

●	Our registration statement on Form 8-A filed on October 21, 2024.

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of this registration statement and prior to effectiveness of this registration statement and (ii) the date of this prospectus and before the termination of the offering of the securities included in this prospectus, however, we will not incorporate by reference any document or portions thereof that are not deemed “filed” with the SEC, or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Current Reports on Form 8-K.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Synergy CHC Corp.

770 Roosevelt Trail STE 8 #1016

N. Windham, Maine 04062

(207) 321-2350

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

101,710,000 Shares of Common Stock

Synergy CHC Corp.

PRELIMINARY PROSPECTUS

            , 2026

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee.

Amount Paid or to be Paid
SEC registration fee	$4,214
Legal fees and expenses	100,000
Accounting fees and expenses	100,000
Total	$204,214

Item 14. Indemnification of Directors and Officers.

Neither our articles of incorporation, nor our amended and restated bylaws, prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our amended and restated bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

We have entered into indemnification agreements with each of our officers and directors, a form of which is filed as an exhibit to this Registration Statement.

These agreements require us to indemnify these individuals to the fullest extent permitted under Nevada law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

Pre-Funded Common Stock Purchase Warrant

On May 29, 2025, we satisfied $12,713,858 of Company debt, previously owed to Knight Therapeutics International S.A. (“Knight”), through a combination of (i) a $10,000,000 cash repayment, (ii) an early payment discount of $1,213,858, and (ii) a conversion of $1,500,000 into equity (the “Equity Conversion”).

On May 29, 2025 (the “Initial Exercise Date”), we issued a pre-funded common stock purchase warrant (the “Pre-Funded Warrant”) to purchase up to 428,570 shares of common stock (each a “Pre-Funded Warrant Share”), to Knight, in connection with the Equity Conversion. The Pre-Funded Warrant expires upon the earlier of the date the Pre-Funded Warrant is exercised in full, and May 29, 2026. The aggregate exercise price of the Pre-Funded Warrant, except for a nominal exercise price of $0.00001 per Pre-Funded Warrant Share, was pre-funded to the Company on or prior to the Initial Exercise Date and, consequently, no additional consideration (other than the nominal exercise price of $0.00001 per Pre-Funded Warrant Share) shall be required to be paid by Knight to effect any exercise of the Pre-Funded Warrant. The Pre-Funded Warrant may be exercised, in whole or in part, by means of a “cashless exercise.” The Pre-Funded Warrant provides that the warrant will be automatically exercised via “cashless exercise” pursuant to Section 2(c) of the Pre-Funded  Warrant upon the closing of the next sale of equity securities of the Company. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering to issue the Pre-Funded Warrant.

Issuance in Connection with Consulting Services Agreement

On April 9, 2025, the Company entered into a Consulting Services Agreement (the “Consulting Agreement”) with FMW Media Works, LLC (the “Consultant”). Pursuant to the terms of the Consulting Agreement, on July 7, 2025, the Company issued to the Consultant 60,000 shares of Company common stock in consideration for services provided. The Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering to issue the shares.

Warrant Issuance in Connection with Second Amendment to Term Loan Credit Agreement

On March 24, 2026, the Company entered into a second amendment (the “Second Amendment”) to its term loan credit agreement, dated May 30, 2025 (as previously amended, the “Credit Agreement”, and as amended by the Second Amendment, the “Amended Credit Agreement”), with ACP Agency, LLC (“ACP”), as administrative agent and collateral agent, and the lenders party thereto. In connection with the Second Amendment, on March 24, 2026 the Company issued a common stock purchase warrant (the “Lender Warrant”) to Acme Credit Partners Fund I, LP (the “Holder”), a lender under the Credit Agreement. The Lender Warrant provides the Holder the right to purchase 3,000,000 shares of the Company’s common stock at an exercise price of $0.00001 per share. The Lender Warrant has a ten-year term and becomes exercisable upon the occurrence of a “Qualified Event of Default,” defined as the occurrence of any event of default under Section 8.1(a) of the Credit Agreement; the Lender Warrant terminates upon the indefeasible payment in full of all secured obligations under the Credit Agreement and related loan documents. The Company issued the Lender Warrant in a transaction not involving a public offering pursuant to Section 4(a)(2) of the Securities Act.

Warrant Issuance in Connection with ELOC Purchase Agreement

As consideration for the Selling Stockholder’s execution and delivery of the ELOC Purchase Agreement, the Company issued to the Selling Stockholder a warrant for the purchase of 1,540,000 shares of the common stock at an exercise price of $0.01 per share, subject to adjustment. Under the warrant, the Selling Stockholder may exercise the Warrant during the period commencing on May 8, 2026 and ending on 5:00 p.m. eastern standard time on the date that is five (5) years after May 8, 2026. In addition, the Company will pay up to $20,000.00 to the Selling Stockholder’s legal counsel for the Selling Stockholder’s expenses relating to the preparation of the ELOC Purchase Agreement. The Company issued the warrant in a transaction not involving a public offering pursuant to Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description
3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on September 16, 2024).
3.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by Synergy CHC Corp. with the SEC on June 18, 2025)
3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
4.1	Common Stock Purchase Warrant dated May 8, 2026 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by Synergy CHC Corp. on May 11, 2026).
5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP
10.1#	Sales and Marketing Consultant and Distribution Agreement, dated April 2, 2014, between Synergy Strips Corp. and Kenek Brands Inc. (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.2	Distribution, License and Supply Agreement, dated January 22, 2015, by and between Synergy Strips Corp. and Knight Therapeutics (Barbados) Inc. (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.3#	Synergy Strips Corp. 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.4#	Synergy CHC Corp. 2024 Equity Incentive Plan and amendment thereto. (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.5#	Amendment to Synergy CHC Corp. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Synergy CHC Corp. with the SEC on June 18, 2025).
10.6	Amendment and Confirmation Agreement, dated December 3, 2015, by and among Knight Therapeutics (Barbados) Inc., Nomad Choice Pty Ltd., Synergy CHC Corp. and Breakthrough Products, Inc. (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.7	FOCUSfactor Distribution Agreement (Canada), dated December 23, 2016, between Knight Therapeutics Inc. and Synergy CHC Corp. (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.8	Distribution Agreement (Canada), dated February 15, 2016, between Knight Therapeutics Inc. and Nomad Choice Pty Ltd. (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.9	Distribution Agreement (Remaining Territories), dated February 15, 2016, between Knight Therapeutics (Barbados) Inc. and Nomad Choice Pty Ltd. (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.10	Distribution Agreement (Canada), dated January 1, 2017, between Knight Therapeutics Inc. and Sneaky Vaunt Corp. (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.11	Distribution Agreement (Remaining Territories), dated January 1, 2017, between Knight Therapeutics (Barbados) Inc. and Sneaky Vaunt Corp. (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.12+	Costco Wholesale Basic Vendor Agreement, dated October 9, 2009, between Factor Nutrition Labs LLC and Costco Wholesale Corporation (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.13+	Supplier Agreement by and among Factor Nutrition Labs LLC and Wal-Mart Stores, Inc., Wal-Mart Stores East, LP, Wal-Mart Stores East, Inc., Wal-Mart Stores Texas, LP, Sam’s West, Inc., and Sam’s East, Inc. (incorporated by reference to Exhibit 10.29 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.14	Master Vendor Agreement, dated July 26, 2022, between iHerb, LLC and Synergy CHC Corp. (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.15	Merchant Loan Agreement, dated January 29, 2024, between WebBank and Synergy CHC Corp. (incorporated by reference to Exhibit 10.31 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.16	Merchant Loan Agreement, dated May 1, 2024, between WebBank and Synergy CHC Corp. (incorporated by reference to Exhibit 10.32 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.17	Promissory Note, dated February 10, 2022, by Synergy CHC Corp. in favor of Don Sanders (incorporated by reference to Exhibit 10.33 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.18	Form of Securities Purchase Agreement, dated March 8, 2022, by and between Synergy CHC Corp. and the purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.34 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.19	Modification Agreement, dated June 14, 2023, by and among Sanders Morris Harris, LLC, Mr. Don A. Sanders and Synergy CHC Corp. (incorporated by reference to Exhibit 10.36 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).

10.20	Modification Agreement, dated March 31, 2024, by and among Sanders Morris Harris, LLC, Don A. Sanders and Synergy CHC Corp. (incorporated by reference to Exhibit 10.37 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.21	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.38 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on June 28, 2024).
10.22	Amended and Restated Promissory Note, dated August 28, 2024, by Boombod Ltd in favor of Synergy CHC Corp. (incorporated by reference to Exhibit 10.39 to the Registration Statement on Form S-1, filed by Synergy CHC Corp. on August 28, 2024).
10.23	Credit Agreement, dated as of May 30, 2025, by and among Synergy CHC Corp. as Borrower, each subsidiary of the Borrower listed as a Guarantor therein, the lenders from time-to-time party thereto as Lenders and ACP Agency, LLC, as Collateral Agent and Administrative Agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Synergy CHC Corp. on June 4, 2025).
10.24	Form of Representative Warrant, dated August 27, 2025 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by Synergy CHC Corp. on August 27, 2025).
10.25	Equity Purchase Agreement dated May 8, 2026, by and between Synergy CHC Corp. and Hudson Global Ventures, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Synergy CHC Corp. on May 11, 2026).
10.26	Registration Rights Agreement dated May 8, 2026, by and between Synergy CHC Corp. and Hudson Global Ventures, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed by Synergy CHC Corp. on May 11, 2026).
21.1	List of subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K, filed by Synergy CHC Corp. on April 1, 2026).
23.1*	Consent of RBSM LLP
23.2*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page)
107*	Filing Fee Table

#	Denotes a management contract or compensatory plan or arrangement.

+	Certain confidential information contained in this agreement has been omitted because it is not material and would be competitively harmful if publicly disclosed.

*	Filed or furnished herewith.

¥	Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC on request.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of N. Windham, State of Maine, on the 15th day of May, 2026.

SYNERGY CHC CORP.

By:	/s/ Jack Ross
Name:	Jack Ross
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack Ross and Jaime Fickett and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, his, hers or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jack Ross	Chief Executive Officer and Chairman	May 15, 2026
Jack Ross	(Principal Executive Officer)

/s/ Jaime Fickett	Chief Financial Officer	May 15, 2026
Jaime Fickett	(Principal Financial and Accounting Officer)

/s/ Alfred Baumeler	President and Director	May 15, 2026
Alfred Baumeler

/s/ Nitin Kaushal	Director	May 15, 2026
Nitin Kaushal